Exhibit 99.2
INDUSTRIAL ENTERPRISES OF AMERICA, INC.
CORPORATE GOVERNANCE COMMITTEE CHARTER
Status
The Corporate Governance Committee (the “Committee”) is a committee of the Board of Directors of Industrial Enterprises of America, Inc. (the “Company”).
Membership
The Committee shall consist of directors all of whom, in the judgment of the Board of Directors, shall be independent. Members of the Committee shall be appointed by the Board of Directors and may be removed by the Board in its discretion. The Committee shall have the authority to delegate any of its responsibilities to subcommittees as the Committee may deem appropriate.
Meetings
The Committee shall meet as often as its members deem necessary to perform the Committee’s responsibilities. The Committee may meet in person or telephonically and at such times and places as the Committee shall determine. The Committee shall make regular reports to the Board regarding corporate governance matters and the activities of the Committee.
Purpose and Responsibilities
The Committee is responsible for considering and making recommendations to the Board of Directors concerning the appropriate size, functions and needs of the Board of Directors. These responsibilities include:
- to consider matters of corporate governance and to develop and recommend to the Board a set of Corporate Governance Principles applicable to the Company, and review and assess the adequacy of such guidelines annually and recommend to the Board any changes deemed appropriate;
- to perform any other activities consistent with this Charter, the Company’s by-laws and governing law as the Committee or the Board deems appropriate.
Committee Resources
The Committee shall have the authority to obtain advice and assistance from internal or external legal, accounting, financial or other advisors. The Company shall provide for appropriate funding, as determined by the Committee, for payment of compensation to any consulting firm or other advisors employed by the Committee.
Committee Charter
The Committee shall review at least annually the adequacy of this Charter and recommend any changes to the Board for approval.